Exhibit 99.1
Altria Announces Conversion of Its Non-Voting Shares in JUUL; Does Not Intend to Exercise Governance Rights Pending FTC Litigation Outcome

RICHMOND, Va (November 12, 2020) – Altria Group, Inc. (Altria) (NYSE:MO) announces today that it has elected to convert its non-voting shares in JUUL Labs, Inc. to voting shares, pursuant to its December 2018 investment in JUUL. Altria does not currently intend to exercise its additional governance rights obtained upon conversion, including the right to elect directors to JUUL’s board, or to vote its JUUL shares other than as a passive investor, pending the outcome of the U.S. Federal Trade Commission (FTC) litigation.
As previously disclosed, Altria expects to account for its investment in JUUL under the fair value option. Under this option, Altria’s consolidated statement of earnings will include any cash dividends received from its investment in JUUL as well as any changes in the fair value of the investment, which will be calculated quarterly. Altria intends to treat quarterly changes in the fair value of the investment as a special item and exclude those changes from its adjusted diluted earnings per share.
Background
In December 2018, Altria made a minority investment in JUUL. In exchange for the investment, Altria received a 35% economic interest in JUUL through non-voting shares, with their conversion to voting shares contingent on antitrust clearance (as that term is defined in the Altria/JUUL purchase agreement). Under revised agreement terms announced in January 2020, Altria can designate two representatives to JUUL’s board of directors.
In April 2020, the FTC filed an administrative complaint challenging Altria’s minority investment in JUUL. Altria believes it has a strong defense and intends to vigorously defend its investment.
Altria’s Profile
Altria’s wholly owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).

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The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
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Source: Altria Group, Inc.

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